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                                                                        Ex. 99.1

                                                                 August 16, 1999


                          PRECISION OPTICS CORPORATION
                        COMPLETES COMMON STOCK FINANCING


GARDNER, MA. - Precision Optics Corporation, Inc. (NASDAQ: POCI) announced today the completion of a private placement transaction valued at nearly $2.2 million.

The financing includes the issuance of 1,000,000 shares of common stock and 1,000,000 warrants, resulting in gross proceeds to the Company of $1,062,500, with additional potential proceeds of up to $1,125,000 upon exercise of the warrants.

The funds will be used to pursue a number of product development, sales and marketing opportunities in the areas of medical products and optical thin films (in particular, for Wavelength Division Multiplexor (WDM) optical filters) and for general corporate purposes.

The financial transaction was funded by the Special Situations Funds. The Special Situations Funds make private placements in companies possessing a technological, market or product niche and have been investing in public companies for more than twenty years.

Precision Options Corporation provides high quality optical thin film coatings used in a variety of high technology applications including Optical Communications, Microlithography, Semiconductor Processing, Photomasks, and Advanced Imaging. In addition, Precision Optics Corporation designs, develops, manufactures and markets specialized optical systems and components. Its products and services as an original equipment manufacturer include a line of laparoscopes and arthroscopes as well as other medical instruments, industrial optical systems, lens systems for night-vision equipment, and advance optical systems design and development.